CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Multistate Trust III of our report dated July 26, 2023, relating to the financial statements and financial highlights, which appears in Nuveen Georgia Municipal Bond Fund, Nuveen Louisiana Municipal Bond Fund and Nuveen North Carolina Municipal Bond Fund’s Annual Report on Form N-CSR for the year ended May 31, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 27, 2023